AXM PHARMA APPOINTS NEW CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

 New CEO Has Over 20 Years Managerial & Industry Experience

LAS VEGAS, NV — October 17, 2005 -- AXM Pharma, Inc. (AMEX: AXJ), a manufacturer of proprietary and generic pharmaceutical and nutraceutical products for the Chinese and other Asian markets, today announced that it has appointed Madam Wang Weishi as its Chief Executive Officer, effective immediately, replacing Chet Howard, the former CEO/CFO of the Company, who also resigned today. Mr. Howard will remain a consultant to the Company to assist in the transition. In addition, the Company announced that it has appointed Harry Zhang, the current Chief Accounting Officer of its subsidiary, AXM Shenyang, as acting Chief Financial Officer of AXM Pharma, effective immediately.

Madam Wang, the founder of AXM Shenyang and its general manager since its inception in 1998, has served as Chairperson of the Company’s Board since the Company’s inception and brings with her over 20 years of management experience, including 7 years of experience in the Chinese pharmaceutical industry. Madam Wang was instrumental in developing and building AXM Pharma’s new Shenyang manufacturing facility, completed earlier this year. Madam Wang’s extensive experience includes successfully manufacturing, marketing and selling consumer products in Mainland China and elsewhere in Asia.

Madam Wang has held several senior positions within Liaoning’s Governmental Economic Developmental Association in China. Madam Wang received an EMBA from Peking University and is a Senior Certified Accountant in China.

Harry Zhang joined AXM Shenyang in March of 2004 as the Chief Accounting Officer.  Prior to this Mr. Zhang worked for 9 years with Deloitte & Touche as an audit manager, including 2 years in its New York offices. Mr. Zhang holds a Bachelors Degree from Nanjing Agriculture University in China.

“I am honored to become the Chief Executive Officer of AXM Pharma, Inc.,” said Madam Wang. “I believe that AXM Pharma has a solid infrastructure in place to manufacture and develop proprietary and generic pharmaceutical products for distribution in China, and throughout the rest of Asia, and has the opportunity to leverage that infrastructure with its extensive portfolio of pharmaceutical and nutraceutical product licenses.  China represents an enormous market for the pharmaceutical industry, and AXM has the manufacturing ability and product portfolio to capitalize on this developing market.”

Madam Wang continued, “As many investors know, last week the Company announced the addition of two highly qualified independent members to its Board of Directors. Along with these new directors, we are currently reviewing the Company’s business strategy with the intention of putting greater focus on profitability and long-term growth.  We believe that the Company has the opportunity to exploit the enormous untapped Chinese pharmaceutical market and look forward to positioning the Company as a significant pharmaceutical manufacturer and distributor in China, as well as throughout the rest of Asia.  We expect to announce, in conjunction with our quarterly results, our detailed strategic plan and look forward to updating our investors at that time.”

The Company’s subsidiary, AXM Shenyang, is currently marketing and distributing 5 products with high profit margins, significant market demand and strong competitive advantages. To accelerate marketing activities and enhance the sales volume of these current products, the Company has begun negotiating with the Shenyang Municipal Government for a subsidy in the form of an interest free loan to the Company. New management believes that these products, if marketed actively, will give the Company a significant opportunity for growth in the near future. AXM Shenyang also has the rights to 37 other pharmaceutical and nutraceutical products, in addition to its Sunkist line of products. The Company's new management is currently reviewing its product portfolio and distribution agreements, and will advise its shareholders of its upcoming plans when it releases its strategic plan, together with its Q3 results.

Through the management changes being announced today, the Company is putting in place an executive and management team closer to its primary markets and customers in China and elsewhere in Asia. The Company anticipates that a more streamlined China-based team will also help to significantly reduce recurring general and administrative costs.

In order to maintain and continue to improve the Company's communication to its current and future shareholders, the new management team intends to provide regular corporate updates on Company activities, which will be made available through press releases and/or 8-K filings. The Company has also committed to proactively presenting its story through frequent meetings with the U.S. investment community.

AXM Pharma Inc., through its wholly owned subsidiary, AXM Pharma Shenyang, Inc ("AXM Shenyang"), is a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. AXM Shenyang is a Wholly Foreign Owned Enterprise ("WFOE") under the laws of the People's Republic of China and is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang has an operating history of approximately 10 years. For additional information on AXM Pharma Inc, please visit http://www.axmpharma.com or call the Company’s investor relations firm, the MKR Group, at 818-556-3700.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law, including the statements regarding the Company’s opportunities for future growth. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, obtaining regulatory approvals to market the Company’s products, the uncertainties associated with distributing products in a developing country such as China, the availability of cash to meet near term requirements as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Investor Relations Contact:

Charles Messman or Todd Kehrli

MKR Group, LLC

818-556-3700

ir@mkr-group.com